Exhibit 10.35

No. CF101A

AMENDMENT

THIS AMENDMENT is entered into as of September 3, 1999, between CoBANK, ACB (“CoBank”) and PETROUS, L.L.C., Des Moines, Iowa, (the “Company”).

BACKGROUND

CoBank and the Company are parties to a Master Loan Agreement dated September 1, 1999, (such agreement, as previously amended, is hereinafter referred to as the “MLA”). CoBank and the Company now desire to amend the MLA. For that reason, and for valuable consideration (the receipt and sufficiency of which are hereby acknowledged), CoBank and the Company agree as follows:

1. Section 9 (J) of the MLA is hereby amended and restated to read as follows:

(J) Counterparty Risk. Company will not exceed total counterparty risk of $50 million.

2. Section 10 (A) of the MLA is hereby amended and restated to read as follows:

(A) The Company will have at the end of each quarter (1) an excess of current assets over current liabilities of not less than $1.4 million, and (2) an excess of total assets over total liabilities of not less than $1.4 million (both as determined in accordance with GAAP consistently applied).

3. Except as set forth in this amendment, the MLA shall continue in full force and effect as written.

IN WITNESS WHEREOF, the parties have caused this amendment to be executed. by their duly authorized officers as of the date shown above.

CoBANK, ACB		PETROUS, L.L.C.

By:	/s/ Casey Garter	By:	/s/ Robert V. Johnson
Title:	Vice President	Title:	Treasurer